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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
York International Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-73079) on Form S-8 of York International Corporation of our report dated June 15, 2004, with respect to the statements of net assets available for benefits of the York International Corporation Investment Plan for Puerto Rico as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended, and the related schedules as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the York International Corporation Investment Plan for Puerto Rico.

/s/ KPMG LLP

KPMG LLP
Harrisburg, Pennsylvania
June 25, 2004